29th March 2006
The New York Stock Exchange,
11, Wall Street,
New York,
NY 10005
USA
Dear Sir,
Sub: Change in Directorship
We wish to inform you that Mr. Ranjan Kapur, has resigned from Board of Directors and following Committees of Board of Directors of the Bank with effect from 29th March 2006.
➢	Audit and Compliance Committee.

➢	Customer Service Committee

➢	Premises Committee

➢	Compensation Committee

➢	Nomination Committee
This is for your information and records.
Thanking you,
Yours faithfully,
For HDFC Bank Limited
Sanjay Dongre
Vice- President (Legal) &
Company Secretary